99.1

NEWS RELEASE

DuPont Completes M&M Divestiture to Celanese

WILMINGTON, Del., November 1, 2022 – DuPont (NYSE:DD) today completed the previously announced divestiture of the majority of its former Mobility & Materials segment (the “M&M Business” or the “M&M Divestiture”) to Celanese for a purchase price of $11 billion in cash, subject to customary transaction adjustments in accordance with the transaction agreement dated February 17, 2022.

The results of the M&M Business were reclassified and reported as discontinued operations beginning in first quarter 2022 for current and historical periods.

The Company will provide further information, including intended use of proceeds, as part of its upcoming third quarter 2022 earnings conference call scheduled for November 8, 2022.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, healthcare and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at investors.dupont.com.

For further information contact:

DuPont Investors:
Chris Mecray
chris.mecray@dupont.com
+1 302-999-2030

Media:
Dan Turner
daniel.a.turner@dupont.com
+1 302-996-8372

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of Dunt de Nemours, Inc.